Exhibit 10.10

English Translation

Strategic Cooperation Agreement

Contract No.: Yin Hu Yi Wen Zhan Zi 20170512 No.001

Party A:	Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Address:	101, Gate 1, Tower #1, Ronghe Plaza, No. 168, Xisi Road, China (Tianjin) Pilot Free Trade Zone (Tianjin Airport
Economic Area), Tianjin, China

Tel:	022-59060622	Fax:

Principal:	Wei Huisheng	Title:	President

Party B:	Sohu.com Inc.

Address:	1209 Orange Street, Wilmington, County of New Castle, Delaware, USA

Tel:	010-62726666	Fax:

Principal:	Joanna Lv	Title:	Acting Chief Financial Officer

Whereas,

1.	According to the Credit Agreement made between Beijing Sohu New Media Information Technology Co., Ltd. (as the borrower, hereinafter referred to as “Beijing Sohu”) and Party A, as the lender, on May 19, 2017 as amended and supplemented from time to time (“Beijing Sohu Loan Agreement”), Party A agrees to provide a loan of not more than RMB 1 billion (“Beijing Sohu Loan”) to Beijing Sohu pursuant to the terms and conditions of Beijing Sohu Loan Agreement;

2.	According to the Credit Agreement made between Fox Information Technology (Tianjin) Limited (as the borrower, hereinafter referred to as “Tianjin Fox”) and Party A, as the lender, on May 19, 2017 as amended and supplemented from time to time (“Tianjin Fox Loan Agreement”), Party A agrees to provide a loan of not more than RMB 1 billion (“Tianjin Fox Loan”) to Tianjin Fox pursuant to the terms and conditions of Tianjin Fox Loan Agreement;

3.	According to the Credit Agreement made between Tianjin Jinhu Culture Development Co., Ltd (as the borrower, hereinafter referred to as “Tianjin Jinhu”) and Party A, as the lender, on May 19, 2017 as amended and supplemented from time to time (“Tianjin Jinhu Loan Agreement”), Party A agrees to provide a loan of not more than RMB 1 billion (“Tianjin Jinhu Loan”) to Tianjin Jinhu pursuant to the terms and conditions of Tianjin Jinhu Loan Agreement;

4.	Beijing Sohu, Tianjin Fox and Tianjin Jinhu are hereinafter referred to collectively as the “Borrowers”, and the Borrowers and Party B and their respective affiliated legal persons are hereinafter referred to collectively as “Sohu Group”. Beijing Sohu Loan Agreement, Tianjin Fox Loan Agreement and Tianjin Jinhu Loan Agreement are hereinafter referred to collectively as the “Loan Agreements”. Beijing Sohu Loan, Tianjin Fox Loan and Tianjin Jinhu Loan are hereinafter referred to collectively as the “Loans”. As a condition Party A provides the Loans to the Borrowers, Party B agrees to enter into this strategic cooperation agreement (the “Agreement”) and expressly undertakes to perform relevant obligations owed to Party A according to the terms and conditions of this Agreement. For the purpose hereof, “affiliated legal person” means, in respect of any entity, any legal person who controls, is controlled by or is in common control with such entity.

The parties hereby agree as follows:

1.	Definitions and Interpretations

Except as otherwise required or defined herein, the terms and expressions defined in the Loan Agreements or interpreted for the purpose of the Loan Agreements shall have the same meanings when they are used herein.

2.	Rights and Obligations

2.1	Subject to that the Loan Agreements have been signed by the parties and come into force, and that the loan balance occupied by the Borrowers according to the Loan Agreements exceeds RMB 500 million, Party B hereby undertakes to Party A irrevocably that:

i.	with respect to any debt financing business in an amount of more than RMB 500 million of any member of Sohu Group, Party B will and will procure each member of Sohu Group to first negotiate with Party A or its designated branch or sub-branch on the same conditions, which means that Party A has the right of first negotiation;

ii.	when Party B’s subordinated business or subsidiary becomes listed, Party B will and will procure each member of Sohu Group to first negotiate with Party A or its designated branch or sub-branch on the same conditions with respect to the opening of the special account for fund raising after the listing, which means that Party A has the right of first negotiation;

iii.	To the maximum extent permitted by applicable law and consistent with any financial regulations, Party B will and will procure each member of Sohu Group to deposit the cash, short-term invest relating to bank and financial assets within its consolidated financial statements in any account opened with Party A or its designated branch or sub-branch on the same conditions, and will and will procure each member of Sohu Group to subscribe for relevant products of Party A or its designated branch or sub-branch on the same conditions. The cooperation volume for the above business shall be larger than those between Sohu Group and other banks or financial institutions with respect to similar business.

2.2	Rights and Obligations of Party A

i.	Party A shall issue the Loans according to the schedule specified in the Loan Agreements;

ii.	Party A has the right to request Party B to perform its obligations hereunder. If Party B fails to perform its obligations in time, Party A is entitled to demand Party B to correct such failure within a reasonable period, and exercise relevant rights according to relevant provisions of the Loan Agreements;

iii.	If the loan balance actually occupied by the Borrowers according to the Loan Agreements is less than RMB 500 million in total, or if the product or service provided by Party A is unable to meet Party B’s requirements, or if the terms or conditions on which Party A provides its product or service is not more favourable that those provided by other banks, Party A shall not prevent Party B or Sohu Group from entering into any agreement with other banks.

3.	Transfer

Neither party may transfer any right or obligation hereunder without the prior written consent of the other party.

4.	Miscellaneous

4.1	Severability

If any provision hereof is or becomes illegal, invalid or unenforceable in any respect according to any law of any jurisdiction, that shall not affect or prejudice the legality, validity or enforceability of such provision in any other jurisdiction or the legality, validity or enforceability of other provisions hereof.

4.2	Effectiveness

This Agreement shall become effective when the legal representatives/principals or authorized signatories of both parties sign or seal.

4.3	Language

This Agreement is executed in Chinese by the parties hereto.

4.4	Counterparts

This Agreement is made in four (4) counterparts. Each party hereto holds two (2) counterparts. All counterparts have equal legal force.

4.5	Applicable Law and Jurisdiction

This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted according to China law. Party A and Party B agree that any dispute relating to this Agreement shall be resolved first through negotiation, and, if negotiation fails, be submitted to the people’s court at the place of Party A.

[Signature Page of Strategic Cooperation Agreement]

Party A (seal): Tianjin Pilot Free Trade Zone Branch, Ping An Bank Co., Ltd.

Signature of principal/authorized signatory: /s/ Wang Lu

Date: May 19, 2017

Party B (seal): Sohu.com Inc.

Signature of principal/authorized signatory: /s/ Joanna Lv

Date: May 19, 2017